November 19, 2001

Mr. Thomas Anderson
988 Stonington Drive
Arnold, Maryland 21012
USA

Dear Tom:

This letter (the "Letter Agreement") is an offer of certain terms and conditions relating to your resignation from employment with Alpharma Inc. (the "Company"), the U.S. Pharmaceutical Division of Alpharma and Alpharma USPD Inc. (together the "Alpharma Group"). This letter will supercede the terms and conditions of the letter agreement dated January 13, 1997 between the Company and you.

    You confirm your resignation from all officer and director positions with the Alpharma Group effective as of October 31, 2001. You shall continue as an employee of the Alpharma Group until January 15, 2002, at which time, without further action on your part or the part of the Alpharma Group, your resignation as an employee of each entity in the Alpharma Group shall be fully effective. From October 31, 2001 through January 15, 2002, you agree to be available to the management of the Alpharma Group as a consultant at the Owings Mills offices of the Alpharma Group and by telephone to provide such services and cooperation as the Company and its officers shall reasonably request. It is agreed and understood that the resignations, both as a director and officer and as an employee, in accordance with the provisions of this paragraph shall be irrevocable upon your acceptance of and the effectiveness of this Letter Agreement.
    Subject to the terms of this Letter Agreement:
      The USPD Group shall pay the following to you:

      (i) Your full salary (at an annual rate of $505,000 per annum) from October 31, 2001 through January 15, 2002, plus all fringe benefits in the form available to you immediately prior to October 31, 2001, including, without limitation, the accrual of vacation through January 15, 2002, on the terms such benefits were then being provided to you;

      (ii) An amount equal to $505,000 per annum for the period from January 16, 2002 through January 15, 2004 (the "Separation Payment Period"); and

      (iii) An amount equal to $202,000 payable on April 1, 2003 in lieu of all payments under the Alpharma Inc. Executive Incentive Compensation Plan (the "Incentive Plan"); it being understood that there shall be no further payments due under the Incentive Plan for the 2000 fiscal year or any periods during the Separation Payment Period.

      All payments required by this subparagraph shall be made at the time, and subject to the tax withholding and deductions, as are regular salary payments made to executives of the Alpharma Group.

      In accordance with the terms of the Alpharma Inc. Stock Option Plan, all options not vested on or before February 15, 2002 shall be extinguished and not subject to further exercise. For avoidance of doubt, any stock options which, by the terms of the Plan and the applicable stock option contracts between you and the Company, remain unvested as of February 14, 2002, shall not be exercisable and shall be extinguished as at February 14, 2002. In recognition of stock options that would have become exercisable had you continued as an employee of the Alpharma Group through December 31, 2002, the Company shall make you a payment (subject to all applicable tax withholding) of $239,831. Such payment shall be made to you on or before February 28, 2002. All options that are currently vested shall remain exercisable until February 15, 2002.
      Your status as an active employee in the any pension plan of the Alpharma Group in which you presently are a participant shall terminate on January 15, 2002, and you shall not be entitled to any further credit for service for vesting or benefit accrual thereunder after such date. All rights under such plan which are vested as of January 15, 2002 shall remain unaffected by this Letter Agreement.

      .

      You shall be entitled to the following welfare benefits in the form and in the amounts applicable to you on the date hereof:

      health, dental, vision and prescription drug plan

      executive car allowance

      tax and financial planning reimbursement

      group life insurance and AD&D

      group short and long term disability

      for the full Separation Payment Period upon your payment of any employee contributions to or with respect to such plans as are applicable to executive employees of the Alpharma Group from time to time during the Separation Payment Period. Except as specifically set forth in this Letter Agreement, no other fringe benefits shall be payable during the Separation Payment Period.

      You will be permitted to keep your personal computer (after cooperating with the Company to remove all Company materials from the memory of such computer), palm pilot and cellular phone, provided that as of January 15, 2002, you will be required to assume any monthly usage fees associated therewith.
      You will be offered continued health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") commencing at the end of the Separation Payment Period upon the terms and conditions available to employees of the Alpharma Group as of the end of the Separation Payment Period. Information concerning your COBRA rights will be provided at the end of the Separation Payment Period.
    In consideration of the promises of the Alpharma Group in paragraph 2 above and otherwise herein, which you acknowledge are in excess of what you would otherwise be entitled to receive, you hereby release each of the entities of the Alpharma Group, their affiliates, officers, employees and directors (collectively the "Alpharma Releasees") from and against any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which you now have or may have against the Alpharma Releasees which relate in any way to your employment with the Alpharma Group, or any entity therein, or the termination of your employment, prior to the date of this Letter Agreement (a "Claim"). This includes, without in any way limiting the foregoing language, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the United States Constitution, the Constitution of the State of Maryland and/or any and all other local, state or federal statute, law, order, rule, regulation or ordinance (including but not limited to labor, employment, benefit or wage matters), and/or any and all contract or tort claims.

    In consideration of the promises made by you in this Letter Agreement, the Alpharma Releasees hereby release you from and against any and all claims, demands, causes of action, damages, expenses and liabilities, now known to the Alpharma Group, which they now have or may have against you which relate in any way to your employment with the Alpharma Group, or any entity therein, or the termination of your employment, prior to the date of this Letter Agreement

    In signing this Letter Agreement you represent that you have not filed any Claim against the Alpharma Releasees and hereby covenant not to file any such Claim. You further agree that, in the event any Claim is brought by a governmental agency, this Letter Agreement shall serve as a complete defense to such Claim. In signing this Letter Agreement the Company, on behalf of the Alpharma Releasees, represents that they have not filed any claim against you and hereby covenant not to file any such claim.
    You agree that, prior to July 14,2002, you will not directly or indirectly engage in the business of producing, marketing or distributing non-branded generic pharmaceutical products (prescription or OTC) of the liquid or topical forms currently produced by the Alpharma Group within the United States (a "Competing Business"). For the purposes of the preceding sentence each of the following activities shall, without limitation, be deemed to constitute engaging in a Competing Business: to work with, be employed by, consult for, either individually, in partnership or as a principal, agent, officer, director or employee of another entity meeting the definition contained within the preceding sentence. You acknowledge and agree that the covenants set forth in this paragraph 5 are reasonable in scope, duration, geographic area and in all other respects. You and the Alpharma Group further agree that if any of the provisions of this paragraph 5 shall be determined by any court or competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this paragraph 5 enforceable. This paragraph 5 as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible. You and the Alpharma Group acknowledge and you agree that if you are found by a court of competent jurisdiction to have breached any covenant of this paragraph 5 all obligations of the Alpharma Group to pay compensation under paragraph 2 of this Agreement shall terminate.
    You and the Alpharma Group agree that in the event of any breach by either, the non-breaching party shall be entitled, in addition to its other rights and remedies, to enforce its rights under this Agreement by specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provision of this Agreement.
    The Alpharma Group agrees not to make any statement at any time which disparages you or the services you have provided for the Alpharma Group, and you agree not to make any statement at any time which disparages the Alpharma Group or its officers, directors or employees. You agree not to disclose or use in any manner any confidential or proprietary information or trade secrets regarding the Alpharma Group or its businesses, products, operations, technology or plans unless and until such information shall have become generally known to the public other than as a result of any disclosure or other action by you.
    The Company will pay for executive outplacement services to be rendered by an outplacement firm selected by you and acceptable to the Company to assist you in obtaining further employment. This engagement shall be for a period commencing on January 16, 2002 and ending on the earlier of (a) your acceptance of full time employment or (b) January 15, 2003. The Company will pay all of the reasonable costs of such services as invoiced by the outplacement firm. Except as otherwise provided in this paragraph 8, the Company shall not be responsible for any of your personnel expenses associated with obtaining employment. This Letter Agreement contains the entire agreement between you and the Alpharma Group with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral. You acknowledge that the Alpharma Group has made no warranties, promises or representations of any kind which you have relied in executing this Letter Agreement expect as specifically set forth herein.
    If the Company should file for, or involuntarily be placed under, protection under the United States Bankruptcy Code, all payments due to you under this Letter Agreement shall be entitled to a priority to fullest extent permitted by applicable law; provided that the provisions of this sentence shall not affect the priority rights of secured debtors of the Company or its subsidiaries.
    You acknowledge that you have read this Letter Agreement carefully and understand all of its terms. You understand that you have the right to obtain, and you acknowledge that you have obtained, legal counsel prior to signing this Letter Agreement and that you have been provided with reasonable time to obtain and consider such counsel. You also understand that this Letter Agreement shall not be effective or enforceable and no payments shall be due hereunder until both (a) you sign and return the enclosed copy of this Letter Agreement to the Vice President and Chief Legal Officer of the Company and (b) 10 business days after the date you return a signed copy of this Letter Agreement have expired without you or your counsel giving written notice that you are revoking your acceptance of this Letter Agreement. This Letter Agreement is open for acceptance by you until the close of business on November 30, 2001.

Very truly yours,

Alpharma Inc.

By:_____________________

Ingrid Wiik, President and Chief

Executive Officer

For the Alpharma Group

The undersigned agrees to all of the terms and conditions of this Letter Agreement, including without limitation, the Release contained herein.

Dated: November 21, 2001

Thomas Anderson